NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium announces increased dividend

December 14, 2011 – ALL AMOUNTS ARE STATED IN U.S.$ UNLESS OTHERWISE INDICATED

Calgary, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that the Board of Directors has approved a quadrupling of Agrium’s cash dividend on common stock to $0.225 per share on a semi-annual basis, up from the previous semi-annual dividend of $0.055 per share. The $0.225 per share dividend will be paid January 19, 2012 to shareholders of record on January 1, 2012.

“The increase in our dividend is a result of the continued growth in stable earnings from our Retail business and the strength in our Wholesale earnings profile and outlook. Agrium is committed to continuing to deliver value-added growth across the value chain and we are confident we can achieve our future growth objectives while at the same time providing a higher dividend to shareholders.” said Agrium’s President and CEO, Mike Wilson.

All dividends paid by Agrium Inc. are, pursuant to subsection 89(14) of the Income Tax Act, designated as eligible dividends. An eligible dividend paid to a Canadian resident is entitled to the enhanced dividend tax credit.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to, among other things, future crop and crop input volumes, demand, margins, prices and sales; business and financial prospects; and other plans, strategies, objectives and expectations, including with respect to future operations of Agrium. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437